AXA EQUITABLE LIFE INSURANCE COMPANY

                  ENDORSEMENT APPLICABLE TO ROTH IRA CONTRACTS

In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company ("AXA Equitable") and "you" and "your" mean the Owner. For purposes of this Endorsement, references to "Contract" also include "Certificate".

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as a Roth individual retirement annuity contract which meets the requirements of Sections 408A and 408(b) of the Code ("Roth IRA Contract"). This Roth IRA Contract is established for the exclusive benefit of you and your beneficiaries.

Your entire interest under this Contract is not forfeitable.

The provisions of this Roth IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I - DEFINITIONS

1. ANNUITY COMMENCEMENT DATE: The following is added to the existing definition:

   You may not choose an Annuity Commencement Date later than the maximum maturity age, currently age [95].

2. OWNER: The existing definition is replaced by the following:

   "Owner" means the individual shown on the Data Pages, who must also be the Annuitant. Joint Owners are not permitted. The Owner of this Contract cannot be changed.

PART III- CONTRIBUTIONS AND ALLOCATIONS

3. LIMITS ON CONTRIBUTIONS: The following is added at the end of the existing
Section:

   No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

   We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept. Except as otherwise indicated in this Section or the Data Pages, we will accept the following types of Contributions, discussed below, to this Roth IRA Contract: (i) "regular" Roth IRA contributions; (ii) rollover Contributions from another Roth IRA; (iii) "conversion" rollover contributions from a "traditional" IRA, (also referred to as a "non-Roth IRA"), or another source of conversion rollover contributions as described below; or (iv) direct custodian-to-custodian transfers from another Roth individual retirement account or another Roth individual annuity contract which meets the requirements of Sections 408 and 408A of the Code.

   (a) Regular Roth IRA Contributions; Maximum Permissible Amount. Except in the case of a direct custodian-to-custodian transfer from another Roth IRA, a "qualified rollover contribution" or a "recharacterization" as defined below in this Section, the total of "regular" Roth IRA contributions to all


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   your Roth IRAs for a taxable year does not exceed the "applicable amount" as defined below in this Section, or your "compensation" as defined below in this Section, if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the "applicable amount" or your "compensation" is referred to as a "regular" Roth IRA contribution. Contributions may be limited under paragraph (c) through paragraph (e) of this Section below.

   (b) Regular Roth IRA Contributions; Applicable Amount. The applicable amount is determined under paragraph (b)(i) or (b)(ii) of this Section below:

      (b)(i) If you are under age 50, the applicable amount is $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007 and $5,000 for any taxable year beginning in 2008 and years thereafter.

      (b)(ii) If you are 50 or older, the applicable amount is $3,500 for any taxable year beginning in 2002 through 2004, $4,500 for any taxable year beginning in 2005, $5,000 for any taxable year beginning in 2006 through 2007 and $6,000 for any taxable year beginning in 2008 and years thereafter.

   After 2008, the limits in paragraph (b)(i) and (b)(ii) of this Section above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(A) of the Code. Such adjustments will be in multiples of $500.

   (c) Regular Roth IRA Contribution Limits Based on Modified Adjusted Gross Income. If paragraph (c)(i) and/or (c)(ii) of this Section apply, the maximum regular contribution that can be made to all your Roth IRAs for a taxable year is the smaller amount determined under paragraph (c)(i) or (c)(ii) of this Section.

     (i) The maximum regular Roth IRA contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," described in paragraph (g) of this Section below) in accordance with the following table:


FILING STATUS       FULL CONTRIBUTION     PHASE-OUT RANGE    NO CONTRIBUTION
-------------       -----------------     ---------------    ---------------

                                  Modified AGI

Single or Head of   $95,000 or less       Between            $110,000 or more
Household                                 $95,000 and
                                          $110,000

Joint Return or     $150,000 or less      Between           $160,000 or more
Qualifying                                $150,00 and
Widow(er)                                 $160,000

Married - Separate  $0                    Between $0        $10,000 or more
Return                                    and $10,000

   If your modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 408A(c)(3) of the Code. Such adjustments will be in multiples of $1,000.


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      (ii) If you make regular contributions to both Roth and traditional IRAs for a taxable year, the maximum regular contribution that can be made to all your Roth IRAs for that taxable year is reduced by the regular contributions made to your traditional IRAs for the taxable year.

   (d) "Qualified Rollover" or "Conversion Rollover" Contribution; Modified AGI Limit. A "qualified rollover contribution" is a rollover contribution of a distribution from an IRA that meets the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3) of the Code, does not apply if the rollover contribution is from a traditional IRA. For taxable years beginning after 2005, a qualified rollover contribution includes a rollover from a designated Roth account described in Section 402A of the Code, and for taxable years beginning after 2007, a qualified rollover contribution also includes a rollover from an eligible retirement plan described in Section 402(c)(8)(B) of the Code. Income Limits on Certain Qualified Rollover Contributions: A "conversion rollover" from a traditional IRA (or another eligible retirement plan other than a Roth IRA or a designated Roth account) cannot be made to this Roth IRA Contract if, for the year the amount is distributed from the traditional IRA or other plan, (i) you are married and file a separate return, (ii) you are not married and have "Modified Adjusted Gross Income" or "modified AGI" (described in paragraph 9(g) of this Section below) in excess of $100,000 or (ii) you are married and together you and your spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year. For taxable years beginning after 2009, the income limits in this paragraph do not apply to qualified rollover contributions.

   (e) SIMPLE IRA Limits. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Section 408(p) of the Code. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

   (f) Recharacterization. A regular contribution to a traditional IRA may be recharacterized pursuant to the rules in Treasury Regulation Section 1.408A-5, or any successor Regulation, as a regular contribution to this IRA, subject to the limits in paragraph (c) of this Section above.

   (g) Modified AGI. For purposes of paragraphs (c) and (d) of this of Section, an individual's modified AGI for a taxable year is defined in Section 408A(c)(3)(C)(i) of the Code and does not include any amount included in adjusted gross income as a result of a "conversion rollover" (a rollover from an eligible retirement plan other than a Roth IRA).

   (h) Definition of Compensation for Purposes of Regular Roth IRA Contributions. For purposes of paragraph (a) of this Section above, "compensation" is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in
   Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the term trade or business for purposes of Section 1402 of the Code included service described in Section 1402 (c)(6) of the Code. Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under Section 71 of the Code with respect to a divorce or separation instrument described in Section 71(b)(2)(A) of the Code. If you are married and file a joint Federal income tax return with your spouse, and if your spouse has greater compensation than you do, you may treat your spouse's compensation


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   as your own compensation, but only to the extent that your spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a traditional IRA.

   (i) Other temporary rules. (1) An individual eligible to do so may make a repayment of a qualified reservist distribution described in Section 72(t)(2)(G) of the Code during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.

   (2) for purposes of determining the applicable amount of a regular Roth IRA contribution in paragraph (b)(i) of this item 4 above, if you were a participant in a Section 401(k) plan of a certain employer in bankruptcy described in Section 219(c)(5)(C) of the Code, then the applicable amount is increased by $3,000. This increase in the applicable amount applies only for the taxable years 2007, 2008 and 2009. If you make a larger regular contribution under this provision, you cannot make age 50 or older contributions under paragraph (b)(ii) of this Section for the same taxable year.

PART VI - DEATH BENEFIT

4. DEATH BENEFIT. The following is added to the existing Section:

   Under either of the two following circumstances, the death benefit described in this Contract will not be paid at your death before the Annuity Commencement Date, and the coverage under the Contract will continue if:

   1. You are married at your death and the person named as sole Beneficiary under the "Beneficiary" Section of this Contract is your surviving spouse; and your surviving spouse elects to become "Successor Owner and Annuitant" of your Contract.

   2. Also, a death benefit will not be paid under the "Death Benefit" Section of this Contract, if the "Beneficiary Continuation Option" under Item 6 of this Endorsement is in effect.

5. BENEFICIARY. The following sentence is added at the end of the second paragraph of the existing Section:

   Unless you specifically elect in writing otherwise, we will treat each Beneficiary's share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

6. BENEFICIARY CONTINUATION OPTION (BCO). The following is added at the end of
   PART VI:

   This Item 6 will apply only if you die before the Annuity Commencement Date and the Beneficiary(ies) named under the "Beneficiary" Section of this Contract is an individual. With the exception of the following paragraph, this Item 6 does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary's portion of the death benefit described in the "Death Benefit" Section of this Contract is payable to that Beneficiary.

   This Item 6 applies to a non-individual Beneficiary only if it is a "see-through trust". A see through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor


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   Regulation, is the Beneficiary named pursuant to the "Beneficiary" Section of this Contract, the individual used as the measuring life for calculating payments is the oldest beneficiary of such trust.

   If this Item 6 applies and there is more than one Beneficiary, the Annuity Account Value and any other interest under this Contract described in Item 7 will be apportioned among your Beneficiaries as you designate pursuant to the "Beneficiary" Section of this Contract.

   If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Item 6 under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under this Contract is a "Continuation Beneficiary". For any Beneficiary who does not timely elect to continue his or her portion of the interest under this Contract, we will pay that Beneficiary's share of the death benefit pursuant to the "Death Benefit" Section of this Contract, in a single sum.

     a. Each Continuation Beneficiary will automatically become the Annuitant as defined in this Contract with respect to that Continuation Beneficiary's portion of the interest in this Contract. If you have specifically elected under the "Beneficiary" Section of this Contract and Item 6 of this Endorsement that we not separately account for each Beneficiary's portion of the interest in this Contract, the oldest Continuation Beneficiary will be the Annuitant for purposes of calculating the Required Minimum Distribution payments described in
          Item 7 (Minimum Distribution Rules-Required Payments After Death).

     b. Each Continuation Beneficiary may transfer amounts among the Investment Options with respect to that Continuation Beneficiary's portion of the interest in this Contract.

     c. A Continuation Beneficiary cannot make any additional Contributions to this Contract.

     d. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in this Contract will be made in accordance with requirements described in Item 7(Minimum Distribution Rules-Required Payments After Death).

     e. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a Withdrawal Charge.

     f. Upon a Continuation Beneficiary's death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated Beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with
          Item 7, (Minimum Distribution Rules-Required Payments After Death).

     g. The Continuation Beneficiary may not assign his/her share of the interest in this Contract. This Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

     h. If a minimum death benefit or enhanced death benefit pursuant to the "Death Benefit" Section of this Contract is in effect as of the date we receive satisfactory proof of your death, any required instructions for the method of payment, information and forms necessary to effect payment, the charges, if any, for such benefit(s) will no longer apply and the minimum death


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          benefit and the enhanced death benefit will no longer be in force. If the Annuity Account Value at the time of death is less than the minimum death benefit, then we will reset the Annuity Account Value to equal the death benefit.

   PART VII - ANNUITY BENEFITS IS CHANGED TO "ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS"

   7. REQUIRED MINIMUM DISTRIBUTION RULES. This Section is added:

      This Contract is subject to these "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations that apply.

      No amount is required to be distributed prior to your death.

      Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract will be made in accordance with the requirements of Section 408(b)(3) of the Code, as modified by
      Section 408A(c)(5) of the Code and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. Prior to the date that this Contract is annuitized, distribution of your interest in this Contract (as determined under paragraph (c) of this item 7) must satisfy the requirements of Section 408(a)(6) of the Code, as modified by
      Section 408A(c)(5) of the Code, and the Treasury Regulations thereunder.

      Upon your death your entire interest in this Contract will be distributed at least as rapidly as follows:

     (1) If your designated Beneficiary is someone other than your surviving spouse as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the Beneficiary may elect to take distribution of your entire interest in accordance with paragraph (b)(3) of this Item 7 below.

     (2) If your sole designated Beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with paragraph (b)(3) of this Item 7 below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that beneficiary may elect to take distribution of your entire interest in accordance with paragraph (b)(3) of this Item 7 below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option chosen under this Contract.

     (3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving


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          spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) of this
          Item 7 above).

     (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Item 7 and reduced by 1 for each subsequent year.

(5) If the designated Beneficiary is your surviving spouse distribution of your interest need not be made until your surviving spouse's Required Beginning Date for lifetime Required Minimum Distributions described above in this Item 7, or your surviving spouse's death if earlier.

      Your "entire interest" in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits that will be provided under this Roth IRA contract, such as guaranteed death benefits.

      For purposes of paragraph (b)(2) of this Item 7 above, required distributions are considered to commence on the date distributions are required to begin to your surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation thereto, then required distributions are considered to commence on the annuity starting date.

   PART IX - GENERAL PROVISIONS

   8. STATUTORY COMPLIANCE. The following is added at the end of the existing
      Section:

      If this Contract fails to qualify as an individual retirement annuity under Section 408(b) of the Code, we will have the right to terminate this Contract. We may do so, upon receipt of notice of such fact, before the Annuity Commencement Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) of the Code.

      However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

   9. REPORTS AND NOTICES. The following is added at the end of the existing
      Section:

      We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.


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  10. ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY. The existing provision is replaced by the following:

      You may not transfer this Contract.

      No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for an obligation.

AXA EQUITABLE LIFE INSURANCE COMPANY

[
/s/ Christopher M. Condron              /s/ Karen Field Hazin
-------------------------------------   ----------------------------------------
Christopher M. Condron                  Karen Field Hazin, Vice President,
President and Chief Executive Officer   Secretary and Associate General Counsel]